Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share (3)	Other	71,855,291	$1.56	$112,094,253.96	$0.00014760	$16,545.11
	Other	Warrants to purchase shares of Class A Common Stock (4)	Other	20,000,000	—	—	—	—
	Equity	Class A Common Stock issuable upon exercise of Resold Warrants (5)	Other	20,000,000	$1.56	$31,200,000.00	$0.00014760	$4,605.12
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts							$21,150.23
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							—
	Net Fees Due							$21,150.23

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of the registrant, as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Class A Common Stock quoted on the Nasdaq Stock Market LLC on March 19, 2024.

(3)	Represents (a) 20,000,000 shares of Class A Common Stock issuable upon exercise of warrants to acquire an aggregate of 20,000,000 shares of Class A Common Stock, subject to certain adjustments (the “Warrants”), issued to the selling securityholders on January 23, 2024 and (b) 51,855,291 shares of Class A Common Stock held by the selling securityholders named in this registration statement. Each Warrant entitles the holder to acquire one share of Class A Common Stock at an exercise price of $1.50 per share, subject to adjustment as discussed in this registration statement.

(4)	Represents 20,000,000 Warrants. The Warrants were initially issued to the selling securityholders named in this registration statement and are registered for resale. Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the Warrants because the Warrants are being registered in the same registration statement as the Class A Common Stock issuable upon exercise of the Warrants.

(5)	Includes 20,000,000 shares of Class A Common Stock issuable upon exercise by third parties of the Warrants after the Warrants have been resold pursuant to this registration statement (such Warrants after resale, the “Resold Warrants”).